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                                                                   EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S REPORT

             Independent Auditors' Report on Schedule and Consent

The Board of Directors
Assisted Living Concepts, Inc.:

  The audits referred to in our report dated March 12, 2001, included the related financial statement schedule as of December 31, 1999 and 2000 and each of the years in the three-year period ended December 31, 2000, included in the Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

  We consent to incorporation by reference in the Registration Statements (No. 333-58953, No. 333-56920 and No. 333-2352) on Forms S-8 of Assisted Living
Concepts, Inc. of our report dated March 12, 2001, relating to the consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Assisted Living Concepts, Inc.

                                             KPMG LLP

Portland, Oregon
March 13, 2001



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